Exhibit 99.2
Q4 FY11 Question & Answer
June 23, 2011
1.	What were some examples of brands in the Consumer Foods segment posting sales growth for the quarter?

- Andy Capp’s - Blue Bonnet - DAVID - Hebrew National - Libby’s - Lightlife - Marie Callender’s - PAM - Peter Pan - Reddi-wip - Ro*Tel - Rosarita - Slim Jim - Van Camp’s - Wesson
Sales for Parkay and Swiss Miss were in line with year-ago amounts.

2.	What were some examples of brands in the Consumer Foods segment posting sales declines for the quarter?

- ACT II - Banquet - Chef Boyardee - Crunch ‘n Munch - Egg Beaters - Healthy Choice - Hunt’s - Kid Cuisine - La Choy - Manwich - Orville Redenbacher’s - Snack Pack - Wolf
3.	What were unit volume changes for the quarter in the Consumer Foods and Commercial Foods segments?

Consumer Foods volume was down 3%.

Commercial Foods volume was up slightly.

4.	How much was total depreciation and amortization from continuing operations for the quarter?

Approximately $97 million (versus approximately $85 million in Q4 FY10)

5.	How much was total depreciation and amortization from continuing operations for the full fiscal year?

Approximately $361 million (versus approximately $324 million in FY10)

6.	How much were capital expenditures from continuing operations for the quarter?

Approximately $119 million (versus approximately $123 million in Q4 FY10)

7.	How much were capital expenditures from continuing operations for the full fiscal year?

Approximately $466 million (versus approximately $482 million in FY10)

8.	What was the net interest expense for the quarter?

Approximately $55 million (versus approximately $39 million in Q4 FY10). The increase is due primarily to the fact that a former debtor repaid in full the payment-in-kind notes receivable related to the divestiture of the Trading & Merchandising operations, and thus the company no longer receives interest income from those notes. Prior-year amounts included $22 million of income from those notes.

9.	What was the net interest expense for the full fiscal year?

Approximately $178 million (versus approximately $160 million in FY10)

10.	What was Corporate expense for the quarter?

Corporate expense was $58 million for the quarter and $124 million in the year-ago period. Current-quarter amounts include $7 million of net hedging benefit, and prior-year amounts include $18 million of expense from other items impacting comparability. Excluding these amounts, Corporate expense was $66 million for the current quarter and $106 million in the year-ago period; the decrease largely reflects lower incentive compensation expense, and, to a lesser extent, other benefits from ongoing cost reduction efforts.

11.	How much did the company pay in dividends during the quarter?

Approximately $98 million (versus approximately $89 million in Q4 FY10), reflecting an increase in the dividend rate earlier this fiscal year, which was partially offset by the impact of fewer shares outstanding.

12.	How much did the company pay in dividends for the full fiscal year?

Approximately $375 million

13.	What was the weighted average number of diluted shares outstanding for the quarter and full fiscal year (rounded)?

Approximately 417 million shares for the quarter; approximately 434 million shares for the full fiscal year

14.	Did the company repurchase any shares during the quarter?

The company repurchased approximately $138 million, or approximately 6 million shares, of its common stock during the quarter. The company has approximately $125 million remaining on its existing share repurchase authorization.

15.	What were the gross margins and operating margins for the quarter ($ amounts in millions, rounded)?

Gross margin = segment gross profit* divided by net sales
Gross margin = $698/$3,210 = 22%

Operating margin = segment operating profit** divided by net sales
Operating margin = $495/$3,210 = 15%

*	Gross profit = net sales - costs of goods sold ($3,210 - $2,512 = $698)

**	See fourth-quarter segment operating results for a reconciliation of operating profit to income from continuing operations before income taxes and equity method investment earnings (loss). Income from continuing operations before income taxes and equity method investment earnings (loss), divided by net sales = $381/$3,210 = 12%.
16.	What is included in the company’s net debt at the end of the quarter (rounded, in millions)?

Q4 FY11
Total debt*	$3,234
Less: Cash on hand	$972

Net debt	$2,262

*	Total debt = notes payable, short-term debt, long-term debt, and subordinated debt.
17.	What is the net debt to total capital ratio at quarter end?

32% currently and 34% a year ago

This ratio is defined as net debt divided by the sum of net debt plus shareholders’ equity. See question #No. 16 for the components of net debt.

18.	What was the effective tax rate for the quarter?

The effective tax rate for continuing operations for the quarter was approximately 33%.

19.	What is the projected tax rate for FY12?

The company expects the tax rate to be in the range of 34%, excluding items impacting comparability. The company acknowledges that the quarterly rates may be different from this, given the timing of certain matters, but that the overall rate is expected to approximate 34%.

20.	What are the projected capital expenditures for FY12?

Total capital expenditures for fiscal 2012 are expected to be approximately $475 million.

21.	What is the expected net interest expense for FY12?

Net interest expense is expected to be approximately $200 million.

22.	What is the current presentation of the quarterly segment sales and operating profits for fiscal years 2011 and 2010, given the recent reclassification of the ConAgra Foods’ frozen handheld operations to discontinued operations?
ConAgra Foods, Inc.
Segment Operating Results
(in millions)
(unaudited)

	Fiscal 2010					Fiscal 2011
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total

SALES
Consumer Foods	$1,843.5	$2,061.8	$2,019.5	$2,014.9	$7,939.7	$1,811.5	$2,091.4	$2,072.2	$2,026.9	$8,002.0
Commercial Foods	1,025.7	1,021.4	995.5	1,032.6	4,075.2	992.8	1,056.1	1,069.1	1,183.1	4,301.1

Total	2,869.2	3,083.2	3,015.0	3,047.5	12,014.9	2,804.3	3,147.5	3,141.3	3,210.0	12,303.1
OPERATING PROFIT
Consumer Foods	248.3	329.3	306.2	225.8	1,109.6	213.5	284.0	279.5	367.3	1,144.3
Commercial Foods	134.0	150.9	142.4	111.3	538.6	111.8	126.2	139.3	127.3	504.6

Total operating profit for segments	382.3	480.2	448.6	337.1	1,648.2	325.3	410.2	418.8	494.6	1,648.9

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings

Items excluded from segment operating profit:
General corporate expense	(99.7)	(94.5)	(88.4)	(123.8)	(406.4)	(84.0)	(78.5)	(25.6)	(58.4)	(246.5)
Interest expense, net	(41.4)	(40.5)	(39.7)	(38.8)	(160.4)	(37.3)	(33.7)	(51.6)	(54.9)	(177.5)

Income from continuing operations before income taxes and equity method investment earnings	$241.2	$345.2	$320.5	$174.5	$1,081.4	$204.0	$298.0	$341.6	$381.3	$1,224.9

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

23.	What is the current presentation of the quarterly income statement for fiscal years 2011 and 2010, given the recent reclassification of the ConAgra Foods’ frozen handheld operations to discontinued operations?
ConAgra Foods, Inc.
Income Statement for Fiscal 2011 and 2010
(in millions)
(unaudited)

	Fiscal 2010					Fiscal 2011
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total

Net sales	$2,869.2	$3,083.2	$3,015.0	$3,047.5	$12,014.9	$2,804.3	$3,147.5	$3,141.3	$3,210.0	$12,303.1

Costs and expenses:
Cost of goods sold	2,164.8	2,241.6	2,236.8	2,310.5	8,953.7	2,153.0	2,387.5	2,344.0	2,505.1	9,389.6
SG&A expenses	421.8	455.9	418.0	523.7	1,819.4	410.0	428.3	404.1	268.7	1,511.1
Interest expense, net	41.4	40.5	39.7	38.8	160.4	37.3	33.7	51.6	54.9	177.5
Income from continuing operations before income taxes and equity method investment earnings	241.2	345.2	320.5	174.5	1,081.4	204.0	298.0	341.6	381.3	1,224.9
Income tax expense	88.2	113.8	102.5	56.4	360.9	66.9	101.4	122.5	130.2	421.0
Equity method investment earnings	8.9	5.9	2.9	4.4	22.1	6.2	4.6	6.6	9.0	26.4

Income from continuing operations	161.9	237.3	220.9	122.5	742.6	143.3	201.2	225.7	260.1	830.3
Income (loss) from discontinued operations, net of tax	3.3	1.9	7.8	(32.3)	(19.3)	3.0	0.6	(10.6)	(4.5)	(11.5)

Net income	165.2	239.2	228.7	90.2	723.3	146.3	201.8	215.1	255.6	818.8
Less noncontrolling interests	(0.7)	(0.5)	(0.9)	(0.4)	(2.5)	(0.1)	0.9	0.3	0.7	1.8
Net income attributable to CAG	$165.9	$239.7	$229.6	$90.6	$725.8	$146.4	$200.9	$214.8	$254.9	$817.0

Note on Forward-looking Statements:
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this document should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things: availability and prices of raw materials, including the impact of inflation; the impact of the 2009 accident at the Garner, N.C., manufacturing facility, including the ultimate costs incurred versus the amounts received under insurance policies; the effectiveness of its product pricing, including the ability of the company to timely increase prices; future economic circumstances; industry conditions; the company’s ability to execute its operating and network optimization plans; the success of the company’s innovation, marketing, and cost-saving initiatives; the amount and timing of repurchases of the company’s common stock, if any; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of the company’s product recalls; access to capital; actions of governments and regulatory factors affecting the company’s businesses, including the Patient Protection and Affordable Care Act; and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date of this document.